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MIMEDX GROUP, INC.
(Name of Registrant as Specified in Its Charter)

PRESCIENCE PARTNERS, LP

PRESCIENCE POINT SPECIAL OPPORTUNITY LP

PRESCIENCE CAPITAL, LLC

PRESCIENCE INVESTMENT GROUP, LLC

EIAD ASBAHI

RICHARD J. BARRY

M. KATHLEEN BEHRENS WILSEY, PH.D.

MELVIN L. KEATING

K. TODD NEWTON

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Prescience Investment Group, LLC, together with the other participants named herein (collectively, “Prescience”), intends to file a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of MiMedx Group, Inc., a Florida corporation (the “Company”).

Item 1: On May 7, 2019, Prescience launched a website to communicate with the Company’s shareholders. The website address is www.HealMiMedx.com. The following materials were posted by Prescience to www. HealMiMedx.com.

Heal MiMedx

HOME IT IS TIME FOR CHANGE AT MIMEDX BOARD NOMINEES SHAREHOLDER MATERIALS ABOUT PRESCIENCE POINT

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5/7/2019

1/1/2019

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© 2019 PRESCIENCE POINT CAPITAL MANAGEMENT. ALL RIGHTS RESERVED.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

PRESCIENCE INVESTMENT GROUP, LLC IS A REGISTERED INVESTMENT ADVISOR WITH THE STATE OF LOUISIANA AND IS NOT CURRENTLY REQUIRED TO REGISTER IN ANY OTHER STATE. PRESCIENCE INVESTMENT GROUP, LLC MAY ONLY CONDUCT ADVISORY BUSINESS IN THOSE STATES IN WHICH IT IS REGISTERED AS AN INVESTMENT ADVISER OR QUALIFIES FOR A CORRESPONDING EXEMPTION OR EXCLUSION FROM REGISTRATION REQUIREMENTS.

Item 2: On May 7, 2019, Prescience issued the following press release:

Prescience Point Nominates Slate of Highly-Qualified Director Candidates for Election to MiMedx Board

Slate Possesses World-Class Nominees with Relevant Healthcare Experience and Skillsets to Turn Around the Company

Nominees Have Zero Attachment to Past Actions and Stand Fully Committed to Unlocking the Company’s Full Potential

Prescience Point Expresses Serious Concern over Chronic Legacy Issues Plaguing the Board and Management in Open Letter to Shareholders

BATON ROUGE, La., May 7, 2019 /PRNewswire/ -- Prescience Point Capital Management, LLC, a private investment management firm, together with certain investment partnerships under its management (collectively, “Prescience Point”), today announced that it has nominated a slate of four world-class candidates for election to the MiMedx Group, Inc. (“MiMedx” or the “Company”) (Ticker: MDXG) Board of Directors (the “Board”) at the Company’s upcoming Annual Meeting of Shareholders (the “Annual Meeting”), scheduled to be held on June 17, 2019. Prescience Point, together with its director nominees, owns approximately 9.98% of the common stock of MiMedx.

Prescience Point is monitoring the litigation in Florida and reserves its right to either increase or decrease its slate depending on the number of directors that will ultimately stand for election at the Annual Meeting.

Prescience Point believes its nominees will help MiMedx achieve its potential and create value for all shareholders by offering:

•	Immense Credibility and Reputational Capital
•	Demonstrated Public Company Turnaround and Restatement Experience
•	Extensive Healthcare and BioPharma Experience and Relationships
•	Commitment to Ethical, Sound Governance
•	Freedom from Attachment to Past Actions or Legacy Issues

Eiad Asbahi, founder and managing partner of Prescience Partners, today issued the following statement:

“Our slate of candidates gives shareholders a compelling choice of director nominees who have highly relevant skillsets and, importantly, no past attachments to the Company’s continuing legacy issues. We believe our slate’s collective experience and relationships in the healthcare and biopharmaceutical industry will give shareholders the best chance of realizing the significant potential value of MiMedx’s pipeline. It is paramount that shareholders have immediate representation in the boardroom to ensure their best interests are protected as the Board makes key strategic decisions regarding the Company’s future. Our candidates are the only ones who can appropriately serve this function, given their true independence, deep experience and relevant qualifications. MiMedx has a bright future, with significant value to be unlocked, once the Company can get past this unfortunate period of legacy distraction and entrenchment.

We believe that MiMedx shareholders deserve to elect a majority of the Board without further delay, and, as a result, both Class II and Class III directors should stand for election at the upcoming Annual Meeting.”

In addition, Prescience Point issued the following open letter to shareholders today, which, among other things, expresses concern over the serious and chronic underperformance at MiMedx, and includes the biographies of each of Prescience Point’s four director candidates:

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May 7, 2019

Dear Shareholders:

Prescience Point Capital Management, LLC, a private investment management firm, together with certain investment partnerships under its management (collectively, “Prescience Point” or, “we”), has nominated a slate of four new, world-class candidates (the “Nominees”) for election to the Board of Directors (the “Board”) of MiMedx Group, Inc. (“MiMedx” or, the “Company”) at the upcoming annual meeting of shareholders (the “Annual Meeting”). We are carefully monitoring the litigation in Florida and, depending on its outcome, may either increase or decrease our slate depending on the number of directors that will ultimately stand for election at the Annual Meeting. Prescience Point, together with our Nominees, own approximately 9.98% of the common stock of MiMedx.

We believe the potential for MiMedx’s future is exciting as a biopharmaceutical company pioneering highly-effective, innovative products for wound care applications at a time when the healthcare marketplace is desperate for breakthrough solutions that deliver effective care at a reasonable cost. Yet, this potential has been jeopardized by years of ineffective oversight by the Board, in addition to alleged wrongdoing by former members of MiMedx’s management, which has led to alleged accounting irregularities, severe operational challenges, regulatory investigations and corporate instability.

MiMedx and its shareholders deserve a fresh start toward a brighter future. While we have engaged in discussions with the Board in an effort to effect stronger oversight for MiMedx, we have come to the inescapable conclusion that this situation calls for changes to the Board. We believe a refreshed Board, with highly-qualified members that are free of any attachment to past actions or legacy issues, would be best positioned to appropriately represent the interests of all shareholders of the Company and take the steps required to put MiMedx on the right path for unlocking substantial shareholder value. Accordingly, we have delivered a formal notice of nomination to the Company seeking the election of our Nominees at the upcoming Annual Meeting.

As outlined in our research report on January 8, 2019, we believe MiMedx is substantially undervalued, and with the proper leadership in place, we expect its share price will appreciate significantly as the Company returns to growth and realizes the value of its attractive pipeline of late-stage clinical trials. Prescience Point believes our Nominees will help MiMedx achieve its potential and bring value to all shareholders by offering:

•	Immense Credibility and Reputational Capital
•	Demonstrated Public Company Turnaround and Restatement Experience
•	Extensive Healthcare and BioPharma Experience and Relationships
•	Commitment to Ethical, Sound Governance
•	Freedom from Attachment to Past Actions or Legacy Issues

We believe it is vital for shareholders to consider the high caliber of our Nominees who possess the demonstrated experience, knowledge and ability to address the long-term value destruction that has occurred during the tenure of the current Board and former management team. Our Nominees stand ready to lead the Company to a better future for patients, health care professionals, and MiMedx’s employees, consistent with the best interests of shareholders.

Prescience Point’s Nominees are as follows:

M. Kathleen Behrens Wilsey, Ph.D., has served as a member of the board of directors of each of Sarepta Therapeutics, Inc. (SRPT), a multi-billion dollar medical research and drug development company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases, since March 2009 (Chairwoman of the Board since April 2015) and IGM Biosciences, Inc., a privately held biotechnology company, since January 2019. Dr. Behrens Wilsey has worked as an independent life sciences consultant and investor since December 2009. She served as the Co-Founder, President, Chief Executive Officer and as a director of the KEW Group Inc., a private oncology services company, from January 2012 until June 2014. Earlier in her career, Dr. Behrens Wilsey served as a general partner for selected venture funds for RS Investments, a mutual fund firm, from 1996 until December 2009. While Dr. Behrens Wilsey worked at RS Investments, from 1996 to 2002, she served as a managing director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. During that time, Dr. Behrens Wilsey also served as a member of the President’s Council of Advisors on Science and Technology (PCAST), from 2001 to 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine, as well as the President, director and chairwoman of the National Venture Capital Association, an organization that advocates for public policy that supports the American Entrepreneurial ecosystem, from 1993 until 2000. Prior to that, she served as a general partner and managing director for Robertson Stephens & Co., an investment company, from 1983 through 1996. She served as a director of Amylin Pharmaceuticals, Inc. (formerly AMLN), a biopharmaceutical company, from 2009 until the company’s sale in 2012 to Bristol-Myers Squibb Co. Prior to that, she served on the Board of Directors Abgenix, Inc. (formerly ABGX), a biopharmaceutical company, from 2001 until the company was sold to Amgen, Inc. in 2006. From 1997 to 2005, Dr. Berens was a director of the Board on Science, Technology and Economic Policy for the National Research Council. Dr. Behrens Wilsey was also a Co-Founder of the Coalition for 21st Century Medicine, a trade association for new generation diagnostics companies Dr. Behrens Wilsey holds a B.S. in Biology and a Ph.D. in Microbiology from the University of California, Davis.

Richard J. Barry, has served as a director of Elcelyx Therapeutics, Inc., a private pharmaceutical company, since February 2013 and has served as a Managing Member of GSM Fund, LLC, a fund established for the sole purpose of investing in Elcelyx Therapeutics, since February 2013. Earlier in his career, he was a founding member of Eastbourne Capital Management LLC, a large equity hedge fund investing in a variety of industries, including health care, and served as the Managing General Partner and Portfolio Manager from 1999 to its close in 2010. Prior to that, he was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management, an investment company, from 1995 until 1999. Before that, Mr. Barry spent over 13 years in various roles in institutional equity and investment management firms, including Lazard Freres, Legg Mason and Merrill Lynch. Mr. Barry has served as a director of Sarepta Therapeutics, Inc. (SRPT), a genetic medicine company, since June 2015, and he has been a Partner and Advisory Board member of the San Diego Padres since 2009. Mr. Barry served as an Advisory Board member for the Schreyer Honors College at Pennsylvania State University from June 2013 until June 2016. Mr. Barry previously served as a director of Cluster Wireless, LLC, a software company, from 2011 until 2014, and of BlackLight Power, Inc. (n/k/a Brilliant Light Power, Inc.), an energy research company, from 2009 until 2010. Mr. Barry holds a B.A. from Pennsylvania State University.

Melvin L. Keating, has been a consultant, providing investment advice and other services to public companies and private equity firms, since November 2008. From December 2005 to September 2008, Mr. Keating served as the Chief Executive Officer of Alliance Semiconductor Corporation (formerly ALSC), a manufacturer and seller of semiconductors, and as its President from March 2006 to September 2008. Prior to that, Mr. Keating served as a Strategy Consultant for Warburg Pincus Equity Partners, a private equity and venture capital firm, for seven years, as President and Chief Executive Officer of Sunbelt Management Company, [a privately held real estate company], and as Chief Financial Officer of Quovadx, Inc. (formerly QVDX), a healthcare software company. He has served as a director of Harte Hanks, Inc. (HHS), a global marketing services firm specializing in multi-channel marketing solutions, since July 2017, MagnaChip Semiconductor Corporation (MX), a designer and manufacturer of analog and mixed-signal semiconductor platform solutions, since August 2016, Agilysys Inc. (AGYS), a technology company that provides innovative software for point-of-sale (POS), property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry, since September 2015 and Vitamin Shoppe, Inc. (VSI), a retailer of nutritional supplements, since April 2018. In addition, Mr. Keating has served on the board of SPS Commerce, Inc. (SPSC), a company that provides cloud based supply chain management software, since March 2018. Mr. Keating will be stepping down from the board of SPS Commerce, Inc. on May 14, 2019. Mr. Keating previously served as a director of each of Red Lion Hotels Corporation (RLH), a hospitality corporation, from July 2010 until May 2017, API Technologies Corp. (formerly ATNY), a company that designs, develops and manufactures systems, subsystems, modules and components for radio frequency, microwave, millimeterwave, electromagnetic, power and security applications, from January 2011 until April 2016, Crown Crafts Inc. (CRWS), a company that designs, markets and distributes infant, toddler and juvenile consumer products, from August 2010 until August 2013, Integral Systems, Inc. (formerly ISYS), a satellite ground systems manufacturer, from October 2010 until July 2011, White Electronic Designs Corp. (formerly WEDC), an aerospace and defense company, from February 2009 until May 2010, Aspect Medical Systems Inc. (formerly ASPM), a developer, manufacturer and marketer of anesthesia monitoring systems, from June 2009 until November 2009, InfoLogix, Inc. (formerly IFLG), a company that provides enterprise mobility and wireless asset tracking solutions for healthcare and commercial industries, from April 2010 until January 2011, and ModSys International Ltd. (formerly BluePhoenix Solutions Ltd. MDSY), a company that develops and sells modernization services for legacy information technology systems, from February 2012 until October 2016. Earlier in his career, Mr. Keating served on the boards of each of Integrated Silicon Solutions Inc. (formerly ISSI), a company that designs, develops and markets memory devices, Tower Semiconductor Ltd. (TSEM), an integrated circuits manufacturer, Price Legacy Corp. (formerly PLRE), a real estate investment trust, Bitstream Inc. (formerly BITS), a type foundry that produced digital typefaces, LCC International, Inc. (formerly LCCI), a provider of wireless voice and data engineering services, and Plymouth Rubber Company, Inc. (formerly PLR.A), a manufacturer of vinyl and rubber products. Mr. Keating holds his B.A. in Art History from Rutgers University as well as his M.S. in Accounting and his M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

K. Todd Newton, has, since 2014, served as Chief Executive Officer and a member of the Board of Directors of Apollo Endosurgery, Inc., a leader in the field of gastrointestinal therapeutic endoscopy. From 2009 to 2014, Mr. Newton served as Executive Vice President and Chief Financial Officer at ArthroCare Corporation, a medical device company, including from 2013 as Chief Operating Officer. Prior to his leadership at ArthroCare, Mr. Newton served in a number of executive officer roles, including President and Chief Executive Officer, at Synenco Energy, Inc., a Canadian oil sands company. From 1994 to 2004, Mr. Newton was a Partner at Deloitte & Touche LLP. Mr. Newton holds a B.B.A. in accounting from the University of Texas at San Antonio.

We are committed to resolving the Company’s present challenges, earning the confidence and trust of regulatory authorities and leading MiMedx forward to a stable, successful and prosperous future.

We strongly believe our Nominees represent the best path forward for the Company. For updates and shareholder information, follow @PresciencePoint on Twitter or www.healmimedx.com.

Sincerely,

Eiad Asbahi

Prescience Point Capital Management, LLC

About Prescience Point

Prescience Point Capital Management is a private investment manager that employs forensic investigative techniques to unearth significant mispricings in global markets. We specialize in extensive investigations of difficult-to-analyze public companies in order to uncover significant elements of the business that have been overlooked or ignored by others. Our publicly-available research focuses on exposing corporate wrongdoing and has been followed by resignations of auditors, CEOs and CFOs, earnings restatements, SEC investigations and stock delistings.

Prescience Point manages private funds on behalf of our clients and principals and takes positions both long and short in support of our research. We invest across a broad set of equities that we believe have abnormally large disparities between what their underlying businesses are intrinsically worth and what their securities sell for. The firm was founded by investor Eiad Asbahi in 2009 and is headquartered in Baton Rouge, LA. Prescience Point Capital Management is a registered investment advisor with the State of Louisiana.

Visit www.HealMiMedx.com for more information. Follow @PresciencePoint.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Prescience Investment Group, LLC, together with the other participants named herein (collectively, the “Prescience Group”), intend to file a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of shareholders of MiMedx Group, Inc., a Florida corporation (the “Company”).

THE PRESCIENCE GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

Participants in the Solicitation

The participants in the proxy solicitation are anticipated to be Prescience Partners, LP, a Delaware limited partnership (“Prescience Partners”), Prescience Point Special Opportunity LP, a Delaware limited partnership (“Prescience Point”), Prescience Capital, LLC, a Delaware limited liability company (“Prescience Capital”), Prescience Investment Group, LLC, a Louisiana limited liability company (“Prescience Investment”), Eiad Asbahi, Richard J. Barry, M. Kathleen Behrens Wilsey, Ph. D., Melvin L. Keating and K. Todd Newton.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 10,918,335 shares of Common Stock, par value $0.001, of the Company (the “Common Stock”). Prescience Partners directly beneficially owns 4,888,652 shares of Common Stock. As of the date hereof, Prescience Point directly beneficially owns 1,845,539 shares of Common Stock. Prescience Capital, as the general partner of each of Prescience Partners and Prescience Point may be deemed to beneficially own the shares of Common Stock directly beneficially owned by each of Prescience Partners and Prescience Point. Prescience Investment, as the investment manager of each of Prescience Partners and Prescience Point as well as certain separately managed accounts (the “SMAs”), may be deemed the beneficial owner of the shares of Common Stock directly beneficially owned by each of Prescience Partners and Prescience Point and the 884,144 shares of Common Stock held in the SMAs. Mr. Asbahi, as the managing member of Prescience Investment, may be deemed the beneficial owner of the shares of Common Stock directly beneficially owned by each of Prescience Partners and Prescience Point and the shares of Common Stock held in the SMAs. Mr. Barry may be deemed to beneficially own 3,300,000 shares of Common Stock held by a trust of which Mr. Barry is a trustee. None of Dr. Behrens Wilsey, Messrs. Keating or Newton beneficially owns any shares of Common Stock.

Item 3: On January 8, 2019, Prescience issued a research report on the Company, which is attached as Exhibit 1. The research report was also included in the press release issued on May 7, 2019.

Item 4: On May 7, 2019, Prescience published the following messages on Twitter:

Prescience Point Capital M...
@PresciencePoint

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$MDXG's potential has been jeopardized by ineffective Board oversight and alleged wrongdoing by former mgmt, which has led to alleged accounting irregularities, severe operational challenges, regulatory investigations & corporate instability. #HealMiMedx

Heal MiMedx | A Turnaround with Significant Upside Potential

MiMedx is significantly undervalued, and the Company's potential has been jeopardized by mismanagement and a lack of leadership. It's time for a

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10:59 AM - 7 May 2019